PROSPECTUS SUPPLEMENT DATED AUGUST 2, 2010
(To Prospectus dated June 10, 2005)
Registration Statement No. 333-125065
Rule 424(b)(3)

13,144,948 Shares

Taubman Centers, Inc.
Common Stock

This Prospectus Supplement relates to the potential offer and sale, from time to time, by the Selling Shareholders, of up to 13,144,948 shares of our common stock, if and to the extent that such Selling Shareholders exchange their units of partnership interest in The Taubman Realty Group Limited Partnership, or TRG, for shares of our common stock.  This Prospectus Supplement updates certain information included in our Prospectus dated June 10, 2005, as amended and supplemented (the “Prospectus”), and should be read together with the Prospectus, which is to be delivered with this Prospectus Supplement.

The table of Selling Shareholders appearing on pages 7 and 8 of the Prospectus is hereby revised as follows:

1.
The information included in the table of Selling Shareholders for Yarboro Investments LLC and Robert C. Larson, Trustee of the Robert C. Larson Revocable Trust  is hereby replaced with the information set forth in the table below, and the information set forth in Footnote 7 below is hereby added to the table of Selling Shareholders.  Of the 1,045,657 shares of common stock noted below that may be offered and sold by Yarboro Investments LLC pursuant to this Prospectus, 95,200 shares have been offered and sold prior to the date of this Prospectus Supplement.

			Shares Owned After the Offering
Name of Selling Shareholder	Number of Shares Owned Prior to the Offering (1)(2)	Number of Shares That May Be Offered Hereby (1)	Number (2)	Percent of Class
Yarboro Investments LLC (7)	1,045,731	1,045,657	74	*
Bonnie Ann Larson Revocable Trust	116,192	116,184	8	*
Bonnie A. Larson, Successor Trustee of the Robert C. Larson Irrevocable Trust	142,243	142,233	10	*

7.
Pursuant to a Security Agreement by and among Yarboro Investments LLC (the “Borrower”) and Comerica Bank (the “Lender”), as amended from time to time (individually and collectively, the “Security Agreement”), 150,000 Units and underlying shares of Common Stock that are subject to this Prospectus have been pledged by the Borrower to the Lender as security for a loan or other extension of credit to the Borrower and the Robert C. Larson Irrevocable Trust, U/T/A November 26, 1986, as amended and restated.  Upon a default under the Security Agreement, the Lender or any subsidiary thereof may be a Selling Shareholder hereunder and upon the exchange of such Units, may sell the applicable shares of Common Stock offered by this Prospectus.